Exhibit 99.1

FOR IMMEDIATE RELEASE

DIGITAL ALLY CLOSES $2.9 MILLION UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

Lenexa, KS, March 3, 2020 (GLOBE NEWSWIRE) — Digital Ally, Inc. (NASDAQ:DGLY), which develops, manufactures and markets advanced video recording products for law enforcement, emergency management, fleet safety and security, today announced the closing of an underwritten public offering of 2,521,740 shares of its common stock at a price of $1.15 per share, for gross proceeds to the Company of approximately $2.9 million, before deducting underwriting discounts and other offering expenses. The Company intends to use the net proceeds from this offering to fund the repayment of debt and for general corporate purposes.

In addition, the Company has granted the underwriter a 45-day option to purchase up to an additional 15 percent of the shares of common stock offered in the public offering to cover over-allotments, if any.

Aegis Capital Corp. acted as sole bookrunner for the offering.

This offering was made pursuant to a prospectus supplement to an effective shelf registration statement on Form S-3 (No. 333-225227) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on June 6, 2018. A prospectus supplement and accompanying prospectus describing the terms of the proposed offering was filed with the SEC on February 28, 2020 and is available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement and the accompanying prospectus when available, may be obtained by contacting Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Digital Ally

Digital Ally®, headquartered in Lenexa, KS, specializes in the design and manufacturing of the highest quality video recording equipment and video analytic software. Digital Ally pushes the boundaries of technology in industries such as law enforcement, emergency management, fleet safety and security. Digital Ally’s complete product solutions include vehicle and body cameras, flexible software storage, and automatic recording technology. These products work seamlessly together and are simple to install and operate. Digital Ally products are sold by domestic direct sales representatives and international distributors worldwide.

For additional news and information please visit www.digitalallyinc.com or follow additional Digital Ally, Inc. social media channels here:

Contact Information

Stanton Ross, CEO

Tom Heckman, CFO

Digital Ally, Inc.

913-814-7774

info@digitalallyinc.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s intended use of proceeds, the Company’s ability to comply with the applicable continued listing requirements or standards of Nasdaq, the decision of the United States Court of Appeals regarding the Company’s appeal of the District Court’s decision in the Axon litigation; whether the Company will ultimately prevail in its patent litigation against Axon; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2018 and quarterly report on Form 10-Q for the three and nine months ended September 30, 2019, as filed with the Securities and Exchange Commission.